Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        As independent petroleum engineers, Lee Keeling and Associates, Inc. hereby consents to all references to our firm included in or made a part of the EXCO Resources, Inc. Annual Report on Form 10-K for the year ended December 31, 2006 and further consents to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-132551 and File No. 333-133481) of EXCO Resources, Inc. of information from our reserve report dated March 7, 2007 on the estimated proved oil and natural gas reserve quantities of EXCO Resources, Inc. and its consolidated subsidiaries presented as of December 31, 2006.

/s/ LEE KEELING AND ASSOCIATES, INC.
LEE KEELING AND ASSOCIATES, INC.

Tulsa, Oklahoma
March 16, 2007